Exhibit 10.1

American Greetings Key Management Annual Incentive Plan

Fiscal Year 2009

AMERICAN GREETINGS

TABLE OF CONTENTS

Eligibility	1

How the Plan Works	2

Your Individual Target Incentive	2

Weighting the Measures	3

Measuring Performance	4

Performance Multipliers	4

Performance Measures	5

Corporate Performance	5

Business Unit Performance	7

Individual Performance	8

Summary - Total Award Calculation	9

Appendix	10

Business Unit Components	10

Administrative Details	11

Definition of Common Terms	12

AMERICAN GREETINGS KEY MANAGEMENT ANNUAL INCENTIVE PLAN
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AMERICAN GREETINGS

KEY MANAGEMENT

ANNUAL INCENTIVE PLAN

This brochure provides an overview of the Key Management Annual Incentive Plan — a valuable component of your total compensation package. It contains details about how the Plan rewards for Corporate, Business Unit and Individual performance results. In addition, your Incentive Compensation Statement — provided separately — includes information specific to your participation in the plan: your assigned business unit and sub-business unit if any, your target incentive percentage and detailed examples of the incentive calculation under different performance scenarios. Together, these documents provide the information you need to understand the Plan so you can maximize your annual incentive award.

¢ ELIGIBILITY

You are eligible to participate in the Key Management Annual Incentive Plan if you are a Key Manager or Officer in one of the following primary business units and you do not participate in another Company-sponsored annual incentive plan:

PRIMARY BUSINESS UNIT	PARTICIPANTS

Corporate Consolidated	Chairman, Chief Executive Officer, President and Chief Operating Officer, Corporate-level Senior Vice Presidents and other Section 16 Executive Officers
Total Social Expressions Group (SEG)	Associates who are part of:
AGI In-Store
Business Intelligence
Canada
Carlton Mexico
Carlton Cards Retail
Corporate Staff (Delta, Finance, HR, ISD, Legal)
Creative
DesignWare & Specialty SBU
Everyday & Seasonal Cards
Field Sales
Field Sales Operations (FSO)
Gift Packaging & Holiday SBU
Global Sourcing
Inbound Licensing
Plants
Product Development
All other North American Greeting Card Division units
AG Intellectual Properties Group	AGIP Corporate Staff
AG Interactive	AG Interactive associates
AG Properties	AG Properties associates
UK Greetings	UK Greetings associates
John Sands Group	John Sands Group associates

Key Managers include individuals in Key Manager 1 and Key Manager 2 job levels. Officers include Corporate-level Executive Directors, Vice Presidents, Senior Vice Presidents, President and Chief Operating Officer, Chief Executive Officer, Chairman of the Board and any other job level(s) that may be designated.

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¢ HOW THE PLAN WORKS

The Key Management Annual Incentive Plan rewards participants for their contributions to American Greetings success over a 12-month fiscal year. The Plan rewards for successful results in three key performance areas:

¡ Corporate Performance. At the beginning of each fiscal year, the American Greetings Board of Directors approves the corporate earnings per share (EPS) and corporate total revenue performance goals for the year. Actual corporate results are compared to these goals at the end of the fiscal year.

¡ Business Unit Performance. Every year, each business unit develops an earnings goal — which is approved by the Board of Directors — based on its strategic direction, business opportunities and growth projections. Business unit performance is based on actual fiscal year earnings results for your assigned business unit compared to goal.

The total award — which is paid in cash — can range from 0% to 200% of your individual target incentive. This provides significant incentive earnings opportunity when performance in one or more of these performance areas exceeds expectations.

Let’s take a look at the components of the Plan and how they work.

YOUR INDIVIDUAL TARGET INCENTIVE

At the beginning of each fiscal year, an individual target incentive is established for you based on your job level. This target incentive is typically communicated as a percentage of your base earnings but may also be expressed as a dollar amount, determined by multiplying your base earnings by your target incentive percentage as follows:

¡ Individual Performance. Your manager will determine your individual performance compared to your objectives for the year. Your actual fiscal year-end performance rating determines the percentage of the target individual incentive amount you earn.

At the end of each fiscal year, incentive amounts are determined based on performance in these three key performance areas and are added together to determine your total Key Management Annual Incentive Plan award.

The target incentive represents what you would earn if each performance measure in this incentive plan (Corporate, Business Unit and Individual) were achieved at 100% of goal (i.e., all components achieve their target performance).

EXAMPLE

For example, assume Joe is a Key Manager 1 with base earnings of $60,000. His target incentive under the Plan is 10%, or $6,000 ($60,000 x 10% = $6,000).

We’ll refer to Joe throughout this brochure as we describe how the Plan works.

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WEIGHTING THE MEASURES

Performance measures are weighted by job level to reflect the degree to which positions within a job level can affect performance in each of the three key performance areas. Accordingly, associates at higher job levels — who have more impact on the achievement of corporate objectives — have more weight assigned to the corporate performance measure. Lower job levels, in contrast, have more weight assigned to the individual performance area.

The following chart shows the specific weightings for each job level for fiscal year 2009.

	FISCAL YEAR 2009 WEIGHTINGS
JOB LEVEL	Corporate	Business Unit	Individual

Chairman of the Board, CEO, President and COO, Corporate-level Senior Vice Presidents and other Section 16 Executive Officers	30%	50%	20%

Corporate-level Vice Presidents and Executive Directors; Key Managers 2; Key Managers 1	20%	50%	30%

EXAMPLE Joe, a Key Manager 1 with base earnings of $60,000 and a 10% incentive target, would have the following set of performance measure weightings and target incentive awards:

	Corporate	Business Unit	Individual	Total

Key Manager 1 Weightings	20%	50%	30%	100%

Joe’s Target Incentive	2%	5%	3%	10%
(Percent of Base Earnings)	(10% x 20%)	(10% x 50%)	(10% x 30%)

Joe’s Target Incentive ($)	$1,200 ($60,000 x 2%)	$3,000 ($60,000 x 5%)	$1,800 ($60,000 x 3%)	$6,000

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MEASURING PERFORMANCE

Corporate and business unit actual performance is determined at the end of the fiscal year and expressed as a percentage of the goal. In contrast, individual results are evaluated by your manager at fiscal year-end and communicated as an individual performance rating. If the corporation’s or your business unit’s results exceed or fall below goal, Plan payouts are adjusted.

¡Below Target Performance. If actual results do not meet a minimum level of performance — the performance threshold — no incentive award is earned for that performance measure. Results that fall between threshold and goal result in a reduced incentive award.

¡Target Performance. When actual results meet goal, you receive 100% of the target incentive award for that performance measure.

¡Above Target Performance. When actual results exceed goal, you receive an increased incentive award. You can receive up to 200% of the targeted incentive award for a performance measure.

As described above, there is a precise relationship between actual results and the corresponding incentive award. As performance rises or falls, so does your award. But how much your award changes is determined by a performance multiplier, which is discussed in the following section.

PERFORMANCE MULTIPLIERS

The performance multiplier is used to calculate the corporate and business unit incentive awards when performance is above or below goal, provided the performance thresholds have been achieved.

Corporate and business unit performance incrementally increase your incentive award for performance above goal. They also incrementally decrease your incentive award for performance below goal.

For example, a multiplier of 4 means that for every 1% increase or decrease in the percentage of the goal achieved, there is a corresponding 4% increase or decrease in the percentage of target incentive earned.

The example below illustrates the role of the performance multiplier in determining the adjustment that is made to your incentive target based on actual performance achieved.

Important Note: Business unit performance multipliers vary by business unit. The multiplier assigned to your business unit is provided in your fiscal year 2009 Incentive Plan Statement. A list of all business unit multipliers is provided in the Appendix.

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¢ PERFORMANCE MEASURES

CORPORATE PERFORMANCE

Creating value for our shareholders and increasing our focus on delivering profitable revenue growth are key drivers to American Greetings success. To help achieve these objectives, corporate performance and your corporate incentive award will be determined using two performance measures:

¡ Corporate earnings per share (EPS), and

¡ Corporate total revenue

Your corporate incentive award is determined using a two-step process:

Step 1: Calculate Preliminary Award

Corporate EPS performance is based on fiscal year-end corporate earnings per share compared to goal. Minimum performance of 90% of goal must be attained before any incentive is earned. Above 90%, your incentive award is determined using a performance multiplier of 4 as illustrated on page 6. This incentive amount is a preliminary award based solely on EPS performance.

Step 2: Calculate Adjustment

The preliminary award based on EPS performance (Step 1) may be adjusted up or down depending on corporate total revenue performance. For high levels of performance (greater than 103% of goal) or lower levels of performance (less than 97% of goal), the adjustment is determined by applying a performance multiplier of 5 to the difference between actual corporate total revenue performance and 103% or 97% as illustrated below. Any adjustment is added to the preliminary award from Step 1. There is no adjustment in this step for corporate total revenue performance at or between 97% and 103% of goal.

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EXAMPLE

Joe is a KM1 with $60,000 in base earnings. Let’s assume:

■ Corporate EPS performance is 103% of goal

■Corporate total revenue performance is 104.3% of goal

Joe’s corporate incentive award is calculated as follows:

1. Determine the preliminary award based on corporate EPS performance

2. Determine the corporate total revenue adjustment based on corporate total revenue performance

3. Add the results of Steps 1 and 2

4. Multiply the result in Step 3 by Joe’s corporate target incentive percentage

5. Multiply the result in Step 4 by Joe’s base earnings

Preliminary Award	100%	+	( 3%	x	4 )	=	112%
(Based on corporate EPS Performance)	Target Performance		Results Above Goal		Corporate EPS Performance Multiplier

Corporate Total Revenue Adjustment	( 104.3%	–	103% )	x	5	=	+ 6.5%
	Corporate Total Revenue Results		Top of Target Revenue Performance Range		Corporate Total Revenue Performance Multiplier

			Corporate Performance Adjustment				118.5%

	CORPORATE INCENTIVE

Joe’s Target Incentive		2%

Corporate Performance Adjustment	x	118.5%

Joe’s Base Earnings	x	$60,000

Joe’s Incentive Earned	=	$1,422

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BUSINESS UNIT PERFORMANCE

Business unit performance is based on fiscal year-end earnings results compared to goal. All associates are assigned to a primary business unit. However, some will also be assigned to a sub-business unit based on business conditions and American Greetings strategic priorities.

Business unit and sub-business unit performance measures will vary, but your primary business unit measure will be one of the following:

¡ Business Unit Pro Forma Earnings Before Interest and Taxes (Business Unit Pro Forma EBIT), or

¡ Corporate Earnings Before Interest and Taxes (Corporate EBIT).

Earnings are charged/credited for any variation from plan in Net Capital Employed at the weighted average cost of capital. Performance is based on fiscal year-end earnings compared to goal.

The incentive is earned when the performance threshold for the primary business unit (or sub-business unit, where applicable) is achieved.

¡ The performance threshold for all primary and sub-business units, except for Carlton Cards Retail, is 90% of goal.

¡ The performance threshold for Carlton Cards Retail is 60% of goal.

A listing of each business unit’s and sub-business unit’s assigned earnings measure(s) and performance multipliers is provided in the Appendix. An example of the calculation of this incentive follows.

EXAMPLE

Joe is a KM1 with $60,000 in base earnings. Let’s assume his business unit has a performance multiplier of 4 and that its performance at year-end is 96% of goal. Joe’s business unit incentive award is calculated in three steps:

1.     Determine the business unit performance adjustment

2.     Apply the business unit performance adjustment to Joe’s target incentive percentage for the business unit component

3.     Multiply the result by Joe’s base earnings

100%	+	(-4%	x	4)	=	84%

Target Performance		Results Below Goal		Business Unit Performance Multiplier		Business Unit Performance Adjustment

	BUSINESS UNIT INCENTIVE

Joe’s Target Incentive		5%

Performance Adjustment	x	84%

Joe’s Base Earnings	x	$60,000

Joe’s Incentive Earned	=	$2,520

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INDIVIDUAL PERFORMANCE

At the end of the fiscal year, managers assess each participant’s performance compared to other participants within the business unit. Managers determine the degree to which the participants achieve the goals and job expectations defined at the beginning of the year.

Managers rank participants based on their relative performance and determine the actual performance rating based on these rankings and the targeted percentage of participants for each rating.

¡ Participants who receive an “Exceeds Expectations” performance rating receive the target incentive for the individual performance measure multiplied by 150%. In certain circumstances, this target can be increased to 200%[1].

¡  Participants who receive a “Meets Expectations” rating will receive 100% of their target individual incentive.

¡ Participants who receive an “Improvement Expected/Performance Below Peer Level” rating will not receive an individual performance incentive and will only receive 50% of any incentive otherwise earned under the corporate and business unit components.

If corporate earnings performance is below the performance threshold, only those associates with a performance rating of “Exceeds Expectations” may receive awards for the individual performance measure.

¡ Participants who receive an “Exceeds Expectations” performance rating will receive 50% of the target incentive payable for the individual performance component.

¡ Participants who receive a “Meets Expectations” or “Improvement Expected/Below Peer Level” performance rating will not receive any portion of the individual performance incentive.

If you are a senior executive officer, please refer to the fiscal year 2009 Addendum to the Individual Performance Component, included with your personalized Incentive Compensation Statement, for a complete description of how individual performance under the Key Management Annual Incentive Plan applies to you.

The following schedule shows how individual amounts will be adjusted based on individual performance.

Performance Rating	Target Percentage of Participants	Will Receive	Percentage of Incentive

Exceeds Expectations [1]	30%		150%
Meets Expectations	60%		100%
Improvement Expected/ Performance Below Peer Level	10%		0%

[1]Managers can, at their discretion, increase the Individual Payout Percentage to 200% for associates rated as “Exceeds Expectations” who demonstrate an extraordinary level of performance. Accomplishments must be the result of extraordinary effort and initiative that go well beyond the contributions of other associates rated as “Exceeds Expectations.” The number of persons eligible to receive an Individual Payout Percentage of 200% may not exceed one-third of the total number of associates rated as “Exceeds Expectations.”

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¢ SUMMARY—TOTAL AWARD CALCULATION

At the end of American Greetings fiscal year, corporate, business unit and individual results are evaluated and your total incentive award is calculated.

EXAMPLE The following example shows how Joe’s actual incentive award is calculated based on the assumptions that were used throughout this brochure:

JOE’S ASSUMPTIONS		PERFORMANCE ASSUMPTIONS

Base Earnings:	$60,000	Corporate:	103% of Corporate EPS Goal
			104.3% of Corporate Total Revenue Goal

Individual Target Percentage:	10%

		Business Unit:	96% of Goal

Individual Target Incentive:	$6,000

		Individual:	Exceeds Expectations

INCENTIVE CALCULATION	INCENTIVE %		BASE EARNINGS		INCENTIVE $

[100% + (3% above goal x 4)]		112%

[(104.3% - 103% top of range) x 5]	+	6.5%
		118.5%
Target Corporate Incentive (20% Weight)	x	2%
		2.37%	x	$60,000	=	$1,422
+

[100% + (-4 % below goal x 4)]		84%
Target Business Unit Incentive (50% Weight)	x	5%
		4.20%	x	$60,000	=	$2,520
+

Individual Payout Percentage (“ Exceeds”)		150%
Target Individual Incentive (30% Weight)	x	3%
		4.50%	x	$60,000	=	$2,700
=
		11.23%	x	$60,000	=	$6,642

AMERICAN GREETINGS KEY MANAGEMENT ANNUAL INCENTIVE PLAN
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¢ APPENDIX

The following section provides additional details about the plan, including details about the business units, their performance measures and performance multipliers.

Please note that some plan participants will have their business unit incentive determined based on performance in two areas. Details about the weightings and performance multipliers for these measures are shown below and on your personalized Incentive Compensation Statement, as appropriate.

	BUSINESS UNIT COMPONENTS

BUSINESS UNIT/ PARTICIPANTS	PERFORMANCE MEASURE		WEIGHT		PERFORMANCE MULTIPLIER
	Primary Unit	Sub Unit	Primary Unit	Sub Unit	Primary Unit	Sub Unit

Corporate Consolidated Chairman, CEO, President, COO, Corporate-level Senior Vice Presidents and other Section 16 Executive Officers	Corporate EBIT		100%		4

Business Intelligence, Canada, Carlton Mexico, Corporate Staff (Delta, Finance, HR, ISD, Legal), Creative, DesignWare & Specialty SBU, Everyday & Seasonal Cards, Field Sales, FSO, Gift Packaging & Holiday SBU, Global Sourcing, Plants, Product Development, all other North American Greeting Card Division units	Total SEG(1)		100%		4

Inbound Licensing	Total SEG(1)	AG Interactive pro forma EBIT	50%	50%	4	2

AGI In-Store	Total SEG(1)	AGI In-Store pro forma EBIT	50%	50%	4	2

Carlton Cards Retail	Total SEG(1)	Carlton Cards Retail pro forma EBIT	25%	75%	4	1

AG Intellectual Properties Group – Corporate Staff	AG Interactive pro forma EBIT + AG Properties pro forma EBIT		100%		2

AG Interactive	AG Interactive pro forma EBIT		100%		2

AG Properties	AG Properties pro forma EBIT		100%		2

UK Greetings	UK Greetings pro forma EBIT		100%		4

John Sands Group	John Sands Group pro forma EBIT		100%		2

(1) Total SEG = NAGCD pro forma EBIT (includes Carlton Mexico pro forma EBIT, Retail Eliminations and Corporate Expense) + Carlton Cards Retail pro forma EBIT + AGI In-Store pro forma EBIT

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ADMINISTRATIVE DETAILS

If your employment status changes, your Plan participation and any payouts may be affected as described below.

¡ New Hires. If you are hired during the Plan year — defined as the American Greetings fiscal year ending February 28, 2009 — and are eligible to participate in the Key Management Annual Incentive Plan, you will receive a prorated incentive payout based on the period of time you participated in the Plan and your base earnings during that time.

¡ Promotions and Transfers. If you are promoted or you move from one business unit to another during the Plan year, your individual target incentive, base earnings, business unit goal and corresponding performance multiplier may change. If any of these do change, your incentive will be calculated based on the targets, base earnings, plan provisions and actual performance for each business unit you participated in on a prorated basis and rounded to the nearest full month.

¡ Termination. If you voluntarily or involuntarily leave American Greetings before the completion of the Plan year, you will forfeit your Key Management Annual Incentive Plan award for that fiscal year.

¡ Retirement, Leave of Absence, Disability, Death. If your employment ends during the Plan year because you elect to retire after age 60, or if you take a leave of absence, suffer a permanent disability or die, your incentive payout will be prorated to the nearest full month based on the actual period you participated in the Plan during the year.

An associate will be deemed to suffer a permanent disability only in the following circumstances: (A) where an associate is absent from employment with American Greetings due to his or her inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which either can be expected to result in death, or can be expected to last for a continuous period of not less than 12 months; or (B) where an associate is scheduled to receive income replacement benefits for a period of not less than 3 months under an accident and health plan covering American Greetings associate on account of a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months.

¡ Incentive Payout. Incentive payouts earned in fiscal year 2009 will be paid to participants within two and one-half months following the end of fiscal 2009, typically within 60 days after the end of the fiscal year. Incentive payouts are subject to normal tax withholding at a standardized rate and will be deposited to a bank account of your choice.

It is the intent that incentive payouts fall under the short-term deferral rules of Section 409A of the Internal Revenue Code to exempt the payment of such Key Management Annual Incentive Plan benefits from the requirements of Section 409A.

¡ Calculating Payouts. For computation purposes, financial goals and actual performance results are rounded to the nearest $1,000. The percent of the financial goal achieved and the percent of target bonus earned is rounded to the nearest one-tenth of one percent. The actual incentive payout is rounded to the nearest dollar.

¡ Omnibus Incentive Plan. The Key Management Annual Incentive Plan is governed by the American Greetings Corporation 2007 Omnibus Incentive Compensation Plan, as such plan may be amended from time to time. In the event of a conflict between the Key Management Annual Incentive Plan and the Omnibus Incentive Plan, the terms of the Omnibus Incentive Plan will govern.

¡ Questions. If you have questions about the Key Management Annual Incentive Plan and how it works, please contact your manager. Your manager will work with you to ensure you understand the Plan so you can maximize your annual incentive.

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DEFINITION OF COMMON TERMS

The following provides definitions of some common terms used throughout this brochure. Capitalized terms used herein that are not defined will have the meaning set forth in the Omnibus Incentive Plan.

¡ Base Earnings. Your base earnings are defined as your base salary earned during the fiscal year. Base earnings exclude health and welfare benefits, bonus, commission, and incentive payments, overtime and other indirect compensation. Base earnings for Plan participants outside of the U.S. may be defined differently and may vary by country.

¡ Business Unit EBIT. A business unit’s earnings before interest and taxes.

¡ Business Unit Pro Forma EBIT. A business unit’s earnings before interest and taxes, charged/credited for any variation from plan in Net Capital Employed at the weighted average cost of capital.

¡ Corporate Earnings Per Share (EPS). Corporate earnings per share is measured at the end of the fiscal year and is calculated as corporate pre-tax income minus taxes divided by the total number of planned shares outstanding as calculated on a fully diluted basis.

¡ Corporate Earnings Before Interest and Taxes (Corporate EBIT). Consolidated corporate earnings before interest and taxes, charged/credited for any variation from plan in Net Capital Employed at the weighted average cost of capital.

¡ Corporate Total Revenue. Consolidated corporate net sales and other revenues, including but not limited to royalties, advertising, subscriptions and other revenue streams directly related to the conduct of our principal business.

¡ Fiscal Year. March 1 through February 28 or 29 of the following calendar year.

¡ Net Capital Employed (NCE). Assets (minus cash and LIFO reserve) minus liabilities (not including interest-bearing debt, inter-company payables and income taxes).

Nothing in this brochure or in any individual Incentive Compensation Statement should be construed to create or imply any contract of employment between an associate and American Greetings and its subsidiaries or to create any binding contractual right to payment of any specific amount under the American Greetings Key Management Annual Incentive Plan. The provisions of this brochure describe the general guidelines used by American Greetings in determining the benefits payable to Plan participants; however, in every case, American Greetings reserves the right to reduce or eliminate the amount that would otherwise be payable to a participant or participants under such guidelines where it determines, in its discretion, that such a reduction is necessary or appropriate, in light of the participant’s performance or other relevant business circumstances.

American Greetings reserves the right to terminate or make changes to the Plan, including retroactively, at any time without prior notice to any of the Plan’s participants (provided, that no amendment to the Plan adopted more than 90 days after the beginning of the applicable fiscal year may have the effect of increasing the amount that is or could be payable under the guidelines set forth herein for such fiscal year to any participant who is a “covered employee” of American Greetings as defined in section 162(m)(3) of the Internal Revenue Code). In the case of our executive officers, the Board of Directors (or committee thereof), and in the case of all other participants, the Board of Directors (or committee thereof), the Chief Executive Officer and the Chairman are the only persons who have the authority to alter or amend this Plan. Any such alteration or amendment must be done in writing. No participant should rely on an alteration or amendment to this Plan unless it is made in writing and signed by the Chief Executive Officer or the Chairman.

SENIOR EXECUTIVE OFFICER

ADDENDUM TO INDIVIDUAL PERFORMANCE COMPONENT OF

FY2009 AMERICAN GREETINGS KEY MANAGEMENT ANNUAL INCENTIVE PLAN

INDIVIDUAL PERFORMANCE

Notwithstanding the description of the Individual Performance component included in the brochure (the “Plan Brochure”) outlining the Fiscal 2009 Key Management Annual Incentive Plan, the Individual Performance component of American Greetings Key Management Annual Incentive Plan for all Senior Executive Officers of American Greetings, consisting of the Corporation’s Chairman, Chief Executive Officer, President and Chief Operating Officer, Senior Vice Presidents and other Section 16 officers (collectively the “Senior Executive Officers”) is modified by this Addendum as follows:

¡A range has been added to the target percentage of participants who receive an “Exceeds Expectations” performance rating. The range is 20% to 30% of the total number of Senior Executive Officers.

¡Managers will now have even more discretion to adjust the percentage of the individual incentive based on an individual’s performance. Senior Executive Officers who receive an “Exceeds Expectations” performance rating will earn between 100% and 150% of their target incentive under the Individual Performance component. Those who receive a “Meets Expectations” performance rating will earn between 50% and 100% of their target incentive under the Individual Performance component.

As with all participants of the Key Management Annual Incentive Plan, at the

end of the fiscal year, managers assess each Senior Executive Officer’s performance compared to other participants. Managers determine the degree to which the participants have achieved the goals and job expectations defined at the beginning of the year.

Managers rank participants based on their relative performance and determine actual performance ratings based on these rankings and the targeted percentage of participants for each rating.

¡For Senior Executive Officers, the targeted percentage of participants for the “Exceeds Expectations” performance rating is 20% to 30%; the targeted percentage for the “Meets Expectations” performance rating is 60%; and the targeted percentage for the “Improvement Expected / Performance Below Peer Level” is 10%. (See chart on the following page.)

¡Senior Executive Officers who receive an “Exceeds Expectations” performance rating will receive between 100% and 150% of their target individual incentive, as determined by his or her manager. In certain circumstances, this payout can be increased up to a maximum of 200% of target[1].

¡Senior Executive Officers who receive a “Meets Expectations” rating will receive between 50% and 100% of their target individual incentive, as determined by his or her manager.

¡As with other participants, Senior Executive Officers who receive an

FY2009 KEY MANAGEMENT ANNUAL INCENTIVE PLAN SENIOR EXECUTIVE OFFICER ADDENDUM

“Improvement Expected / Performance Below Peer Level” rating will not receive an individual performance incentive and will only receive 50% of any incentive otherwise earned.

As with other participants, if corporate earnings performance is below the performance threshold, only those Senior Executive Officers with a performance rating of “Exceeds Expectations” may receive awards for the individual performance measure.

¡Participants, including Senior Executive Officers, who receive an “Exceeds Expectations” performance rating, will receive 50% of the target incentive payable for the individual performance component.

¡Senior Executives who receive a “Meets Expectations” or “Improvement Expected / Below Peer Level” performance rating will not receive any portion of the individual performance incentive.

The schedule below shows how individual amounts will be adjusted based on individual performance.

Except as set forth in this Addendum, the description of the Key Management Annual Incentive Plan included in the Plan Brochure remains unchanged. In the event of a conflict between the terms described in the Plan Brochure and this Addendum, the terms set forth in this Addendum will govern.

Performance Rating	Target Percentage of Participants	Will Receive	Percentage of Incentive

Exceeds Expectations[1]	20% - 30%		100% - 150%
Meets Expectations	60%		50% - 100%
Improvement Expected / Performance Below Peer Level	10%		0%

[1]

Managers can, at their discretion, increase the Individual Payout percentage up to a maximum of 200% of target, for Senior Executive Officers rated as “Exceeds Expectations” who demonstrate an extraordinary level of performance. Accomplishments must be the result of extraordinary effort and initiative that go well beyond the contribution of other Senior Executive Officers rated as “Exceeds Expectations.” The number of persons eligible to receive an Individual Payout Percentage between 150% and 200% may not exceed 10% of the total number of Senior Executive Officers rated as “Exceeds Expectations.”